ADVANTIS CERTIFIED STAFFING SOLUTIONS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

(With Independent Auditor's Report Thereon)

Insight. Oversight. Foresight.℠

DoerenMayhew
CPAs AND ADVISORS

ADVANTIS CERTIFIED STAFFING SOLUTIONS, INC.

One Riverway, Ste. 1200 Houston, Texas 77056 713.789.7077 doeren.com

INDEPENDENT AUDITOR’S REPORT

To Board of Directors

of Advantis Certified Staffing Solutions, Inc.

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Advantis Certified Staffing Solutions, Inc., which comprise the consolidated balance sheet as of December 31, 2015, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion on the Consolidated Financial Statements

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advantis Certified Staffing Solutions, Inc. as of December 31, 2015, in accordance with accounting principles generally accepted in the United States of America.

Houston, Texas

April 20, 2016

ADVANTIS CERTIFIED STAFFING SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2015

Assets
Current assets:
Cash	$71,321
Accounts receivable	2,634,792
Accrued receivables	153,175
Prepaid and other assets	136,994

Total current assets	2,996,282

Property and equipment, net (note 3)	116,356
Goodwill (note 11)	2,485,492

Total assets	$5,598,130

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$568,587
Advance facility (note 4)	1,835,381
Notes payable, current (note 6)	765,607
Capital lease payable, current (note 7)	7,139
Accrued liabilities:
Federal payroll taxes, penalties and interest (note 1)	2,607,132
State payroll taxes, penalties and interest (note 1)	418,842
Interest (note 5)	6,585,520
Other	326,224

Total current liabilities	13,114,432

Long term debt, net of current (note 6)	1,300,000
Capital lease obligation (note 7)	17,704
Related party note payable (note 5)	6,530,000

Total liabilities	20,962,136

Stockholders’ equity (deficit):
Capital stock (note 11):
Series A common stock - par value $.01 per share; authorized 90,000,000 shares, issued and outstanding 750,000 shares	7,500
Series B common stock - par value $.01 per share; authorized 10,000,000 shares, issued and outstanding 9,500,000 shares	95,000
Additional paid in capital	7,704,250
Retained earnings (deficit)	(23,170,756)

Total stockholders’ equity (deficit)	(15,364,006)

Total liabilities and stockholders’ equity (deficit)	$5,598,130

See accompanying notes to consolidated financial statements.

ADVANTIS CERTIFIED STAFFING SOLUTIONS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2015

Sales	$19,582,107
Direct cost -
Payroll taxes, benefits and workers’ compensation costs	14,912,579

Gross profit	4,669,528

Selling, general and administrative	4,977,971

Loss from operations	(308,443)

Other income (expense):
Interest expense	(1,533,280)
Gain on extinguishment of earnout payable	800,000
Loss on impairment of goodwill	(800,000)
Other income	92,054

Total other income (expense)	(1,441,226)

Net loss	$(1,749,669)

See accompanying notes to consolidated financial statements.

ADVANTIS CERTIFIED STAFFING SOLUTIONS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
YEAR ENDED DECEMBER 31, 2015

	Common Stock	Additional Paid In Capital	Retained Earnings (Deficit)	Total

Balance December 31, 2014	$102,500	$7,704,250	$(21,421,087)	$(13,614,337)

Net loss	—	—	(1,749,669)	(1,749,669)

Balance, December 31, 2015	$102,500	$7,704,250	$(23,170,756)	$(15,364,006)

See accompanying notes to consolidated financial statements.

ADVANTIS CERTIFIED STAFFING SOLUTIONS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2015

Cash flows from operating activities:
Net loss	$(1,749,669)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Bad debt expense	342
Depreciation and amortization	414,840
Change in operating assets and liabilities:
Accounts receivable	371,675
Accrued receivables	(62,154)
Prepaid and other assets	(64,988)
Accounts payable	156,249
Current payroll and taxes	(164,690)
Federal payroll taxes, penalties and interest	101,392
State payroll taxes, penalties and interest	(87,691)
Accrued interest	1,037,819
Other	(32,659)

Net cash used in operating activities	(79,534)

Cash flows from investing activities:
Purchases of property and equipment	(20,559)

Cash flows from financing activities:
Proceeds from related party notes payable	380,000
Repayments of line of credit	(20,899,962)
Borrowings on line of credit	20,492,144
Payments on capital lease obligations	(8,871)

Net cash used in financing activities	(36,689)

Net decrease in cash	(136,782)

Cash and cash equivalents, beginning of year	208,103

Cash and cash equivalents, end of year	$71,321

Supplemental disclosure of cash flow information:
Cash paid for taxes	$47,088

Cash paid for interest	$514,559

Schedule of noncash activities
Fixed assets acquired with capital lease	$33,714

Reduction in earnout note against goodwill	$800,000

See accompanying notes to consolidated financial statements.

ADVANTIS Certified staffing SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

Note 1 - Nature of Operations

Advantis Certified Staffing Solutions, Inc. (the Company) was incorporated in the state of Texas in December 2007. The principal business of the Company is to provide contract, temporary and direct hire staffing solutions in the healthcare, clerical, construction, light industrial, medical, and professional industries. The Company has locations in Texas and Michigan.

Note 2 - Summary of Significant Accounting Policies

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements is as follows:

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Advantis Certified Staffing Solutions, Inc. and its wholly-owned subsidiaries: Advantis Managed Solutions, LLC, Advantis Occupational Health, LLC, and Advantis Certified Companies, LLC. All material intercompany accounts, transactions, and earnings have been eliminated in the accompanying consolidated financial statements.

Revenue Recognition

The Company recognizes revenue based on the applicable billable rate for the number of hours worked during a pay period obtained from time cards that are provided and approved by the customer for contract and temporary employees. Revenue is recognized upon hiring for employees directly hired by customers.

Accounts Receivable

Accounts receivable are carried at invoiced amounts due from customers. An allowance for doubtful accounts is established based on a specific assessment of all balances that remain unpaid following normal payment periods. Amounts deemed uncollectible are written-off in the period that determination is made. There was no allowance for doubtful accounts at December 31, 2015.

Property and Equipment

Property and equipment are stated at cost and are depreciated using straight-line depreciation methods. Depreciation is provided over the estimated useful lives of 5-7 years of the related assets.

Expenditures for additions, major renewal, and betterments are capitalized. Expenditures for maintenance and repairs are charged against income as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income.

DoerenMayhew	Continued

ADVANTIS Certified staffing SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

Note 2 - Summary of Significant Accounting Policies (Continued)

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due, plus deferred taxes related to differences between the financial and income tax reporting basis of the Company’s assets and liabilities. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred income taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes. The effect on deferred taxes of a change in tax rates is recognized in income or expense in the period that includes the enacted rate. All deferred tax assets have been fully allowed for at December 31, 2015.

The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. The Company had no material uncertain tax positions as of December 31, 2015.

The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. Management believes it is no longer subject to income tax examinations for years prior to 2012.

Included in accrued liabilities are amounts owed for delinquent federal and state payroll taxes totaling $3,025,974. Included in this number are penalties of $762,195 and interest of $782,874. Also included in accrued liabilities is $21,436 of delinquent state income and franchise taxes. There is $5,176 of penalties and $2,001 of interest included in this number. The Company is currently in forbearance with the federal government and is in negotiation with each of the taxing authorities to structure a payback through various programs. As none of the agreements are finalized all of the amounts are shown as current liabilities.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, receivables, and accounts payable. Management believes the carrying amounts of these financial instruments approximate their fair values due to their short-term nature.

Employee Benefit Plan

The Company maintains a 401(k) plan whereby eligible employees may make voluntary contributions through payroll deductions not to exceed the maximum contribution established by the Internal Revenue Service. For those employees making voluntary contributions, the Company has the option to make discretionary matching and profit sharing contributions. No matching payments were made by the Company for the year ended December 31, 2015.

DoerenMayhew	Continued

ADVANTIS Certified staffing SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

Note 2 - Summary of Significant Accounting Policies (Continued)

Use of Estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at December 31, 2015, and revenues and expenses during the year then ended. Actual results could differ from those estimates.

Note 3  - Property and Equipment

Property and equipment consist of the following at December 31, 2015:

Office equipment	$122,320
Computer equipment	31,953
Less accumulated depreciation	(37,917)

Property and equipment, net	$116,356

Depreciation expense for the year ended December 31, 2015 amounted to $32,916.

Note 4  - Advance Facility

The Company’s arrangement with its lending institution includes an accounts receivable advance facility agreement. Through this agreement the Company receives and advance of 85% of accounts receivable delivered for advance. The agreement makes the advance on invoiced amounts, less a funding fee of prime plus 2.50% with a floor of 5.75%. In addition, the agreement provides for a fee of .70% for the first 30 days that an account is unpaid with an additional .12% fee every 5 days thereafter that the account remains unpaid. The facility limit was $5,000,000 with $1,835,381 outstanding at December 31, 2015. Interest charged on this facility amounted to $392,966 for the year ended December 31, 2015.

Note 5  - Related Party Transactions/Uncertainty

At December 31, 2015, the Company had accounts payable to the majority shareholder of $95,000. The amounts represent advances used to support day to day operations.

In 2007, the Company borrowed $5,250,000 under the terms of a senior subordinated shareholder note. The note has a stated interest rate of 12.5 percent per annum which is applied to unpaid principal. The note also has an additional 5.5 percent per annum default rate. The Company was in default under the terms of the agreement beginning in March 2009. The balance outstanding on the note at December 31, 2015 was $6,435,000. Accrued interest expense related to the note was $6,554,462 at December 31, 2015.

DoerenMayhew	Continued

ADVANTIS Certified staffing SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

Note 5 - Related Party Transactions/Uncertainty (Continued)

In March 2015, the note was amended and restated to include advances through that date. The amended and restated note has a principle amount of $6,435,000 and is due in full with all outstanding and payable interest on March 31, 2018. As such, the principle amount is shown as long-term. In August 2015 the note was amended to remove the financial covenants entirely. Interest expense relating to this note amounted to $1,006,761 for the year ended December 31, 2015.

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has accumulated net losses and a working capital deficit. The Company has been dependent on the majority shareholder in funding operations.

In view of these matters, realization of a major portion of the assets in the accompanying consolidated balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the majority shareholder not calling the note payable and related accrued interest due. In addition, the Company is dependent on its majority shareholder to fund the payoff of the outstanding delinquent federal and state payroll tax. Management believes that the majority shareholder will not call these amounts due and will continue to fund the Company including the payoff of the delinquent taxes, which will provide the opportunity for the Company to continue as a going concern.

Note 6 - Notes Payable

The following is a summary of notes payable outstanding at December 31, 2015:

Amount
Note payable to various third parties of $765,607, unsecured, bearing interest rates varying from 4.75% to 10%. There are currently no specific repayment terms.	$765,607

Earn out note payable to seller (note 9) of $400,000, bearing no interest, due in one installment of $400,000 paid by October 2016. Based on financial performance of the Company and unsecured.	—

Note payable to seller (note 9) of $1,300,000, bearing interest at 8.00% secured by specific guarantee of majority shareholder. Note provides for quarterly principal payments of $108,333 starting January 2017 through October 2019.	1,300,000

Total notes payable	2,065,607

Less: current portion of notes payable	(765,607)

Total long-term portion of notes payable	$1,300,000

DoerenMayhew	Continued

ADVANTIS Certified staffing SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

Note 6 - Notes Payable (Continued)

The aggregate maturities of notes payable are as follows:

Years Ending December 31:	Amount

2016	$765,607
2017	433,333
2018	433,333
2019	433,334
Thereafter	—

Total	$2,065,607

Interest expense relating to the seller note amounted to $133,553 during the year ended December 31, 2015.

Note 7 - Capital Lease Obligation

The Company has a capital lease obligations for equipment that was acquired. The capital lease obligations require forty-eight payments of $611 per month at an interest rate of 8.44% and $148 per month at an interest rate of 10.08%. The equipment leases expire in March 2019 at which time the Company can purchase the equipment for $1. As of December 31, 2015, the total amount due under the capital lease obligations amount to $24,843 and the net book value of the equipment amounted to $20,906.

As of December 31, 2015, the future principal payments on capital lease obligations are as follows:

Years Ending December 31,	Amount

2016	$7,139
2017	7,789
2018	8,499
2019	1,416

$24,843

Note 8 - Operating Leases

The Company leases its office facilities and some equipment under non-cancellable agreements which expire at various times through May 2020, and require monthly rentals of varying amounts plus the payment of property taxes, insurance, repairs and utilities.

DoerenMayhew	Continued

ADVANTIS Certified staffing SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

Note 8 - Operating Leases (Continued)

The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining non-cancellable lease terms in excess of one year as of December 31, 2015.

Years Ending December 31,	Amount

2016	$218,022
2017	220,093
2018	218,690
2019	150,848
Thereafter	21,290

Total	$828,943

Rent expense amounted to $268,248 during the year ended December 31, 2015.

Note 9 - Acquisition of Certified Companies, LLC

On October 3, 2014, the Company reached an agreement to purchase select assets of Certified Companies, LLC (Certified), effective October 31, 2014. The purchase included defined assets and assumed liabilities of Certified. The aggregate purchase price was $3,597,375, of which $2,100,000 was funded by notes payable to the seller, $900,000 was funded with notes payable to the majority shareholder, $86,414 with assumed liabilities and the remainder with Company cash. The transaction was accounted for using the acquisition method. For the year ended December 31, 2015 the Company did not reach certain financial thresholds that would trigger the payment of $400,000 under the earn out note to the seller (note 6). Additionally, under the earn out note to the seller, the Company has an additional payable due by October 2016 in the amount of $400,000. Management believes that they will not reach certain financial thresholds that would trigger the additional payment of $400,000. Therefore, the entire $800,000 related to the earn out payable was written off as of December 31, 2015 and goodwill was adjusted down by $800,000 as the purchase price was adjusted.

Note 10 - Risks

Credit Risk

The Company maintains cash balances at several financial institutions, which from time to time may exceed federally insured limits. Accounts are guaranteed by the FDIC up to $250,000 per depositor. Management believes that the credit risk exposure is mitigated by the financial strength of the banking institutions in which the deposits are held.

Approximately 57% of the Company’s sales for the year ended December 31, 2015 were from one customer. Approximately 76% of total accounts receivable at December 31, 2015 were from one customer.

DoerenMayhew	Continued

ADVANTIS Certified staffing SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

Note 11 - Goodwill

The excess of purchase price over the fair value of identifiable net assets acquired in business combinations is recorded as goodwill. The Company has elected early adoption of Accounting Standards Update No. 2014-02, Intangibles-Goodwill and Other (Topic 350): Accounting for Goodwill. It permits a private company to subsequently amortize goodwill on a straight-line basis over a period of ten years, or less if the company demonstrates that another useful life is more appropriate. The Company is amortizing goodwill over ten years. As discussed in note 9, the goodwill was considered impaired and reduced during the year ended December 31, 2015 by $800,000 due to the company not obtaining certain financial thresholds, and a corresponding impairment loss was recognized. At December 31, 2015, the accumulated amortization is $533,726 and the net value of goodwill is $2,485,492. Amortization expense for the year ended December 31, 2015 amounted to $381,924.

Note 12 - Capital Stock

At December 31, 2015, the Company had common stock reserved for the following reasons:

Exercise of stock warrants	$250,000
Exercise of stock options	2,625,000

Total shares reserved	$2,875,000

The stock options became fully vested and executable in March 2015 and provide for 2,625,000 of series A shares to be purchased at par value. The options expire in June 2024. The stock warrants provide for 250,000 shares of series A shares to be purchased for par value and expire in December 2017.

Note 13 - Subsequent Events

Management has evaluated subsequent events through April 20, 2016, the date which the Company’s consolidated financial statements were available to be issued. Management has determined that no subsequent events require recognition or disclosure in these consolidated financial statements.

* * * End of Notes * * *

DoerenMayhew